Exhibit (a)(50)
INCO FILES FORMAL RESPONSE
TO AMENDED TECK OFFER
August 7, 2006 — Inco Limited (TSX, NYSE: N) announced that it will be filing today its formal response to the amended offer by Teck Cominco Limited (TSX: TCK.A; TCK.B; NYSE: TCK) (the “Amended Teck Offer”) to purchase all of the outstanding shares of Inco with securities regulatory authorities in Canada and the United States. A Notice of Change to Directors’ Circular will be filed with Canadian securities regulatory authorities and an amendment to Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the United States Securities and Exchange Commission (the “SEC”). The Notice of Change to Directors’ Circular will be mailed to Inco shareholders commencing tomorrow.
Inco’s Board of Directors carefully reviewed and considered the Amended Teck Offer, in consultation with its financial and legal advisors and in the context of its legal obligations under its existing Combination Agreement with Phelps Dodge Corporation (NYSE: PD). Based on this review, the Board determined that the Amended Teck Offer is not a “superior proposal” for purposes of the Combination Agreement. Accordingly, the Board has unanimously recommended that Inco shareholders reject the Amended Teck Offer and vote in favour of the proposed combination between Inco and Phelps Dodge.
The Board has also determined, however, based on information then available and after consultation with its advisors, that the Amended Teck Offer could reasonably be expected to result in a ''superior proposal’’ for purposes of the Combination Agreement. This determination allows Inco to engage in discussions and negotiations with Teck pursuant to the terms of the Combination Agreement and, accordingly, the Board has authorized Inco’s senior management and its advisors to engage in such discussions and negotiations.

Inco Shareholders are urged to read the Notice of Change to Directors’ Circular and Solicitation/Recommendation Statement on Schedule 14D-9 and any amendments thereto because they contain important information. Investors can obtain a free copy of these documents and any amendments when they become available on Inco’s corporate website at www.inco.com, the Canadian securities regulators website at www.sedar.com, or the SEC’s website at www.sec.gov.
Inco expects to apply to the Ontario Superior Court of Justice on Thursday, August 10, 2006 for an order approving the proposed statutory plan of arrangement pursuant to which Inco would combine with Phelps Dodge. At that time, Inco will seek an interim order of the Court to hold a meeting of Inco shareholders on Thursday, September 7, 2006 to consider the proposed arrangement. Materials relating to this application will be filed with the Court, Canadian securities regulatory authorities and the SEC on or about Tuesday, August 8, 2006.
Important Legal Information
INVESTORS AND SECURITYHOLDERS ARE URGED TO READ INCO’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT INCO FILED WITH THE SEC ON MAY 31, 2006, AND ANY AMENDMENTS THERETO THAT INCO HAS FILED AND MAY IN THE FUTURE FILE, AS THEY CONTAIN, AND SUCH AMENDMENTS, IF ANY, WILL CONTAIN, IMPORTANT INFORMATION REGARDING TECK COMINCO’S PROPOSED COMBINATION WITH INCO.
This communication is not a solicitation of a proxy from any security holder of Inco or Phelps Dodge in respect of Inco’s proposed combination with Phelps Dodge. Inco intends to file a Management Information Circular regarding the proposed combination with the securities commissions or equivalent regulatory authorities in Canada and to provide the Management Information Circular to Inco shareholders and Phelps Dodge has filed a preliminary Proxy Statement on Schedule 14A regarding the proposed combination with the SEC. WE URGE INVESTORS TO CAREFULLY READ THE MANAGEMENT INFORMATION CIRCULAR, AND ANY AMENDMENTS INCO MAY FILE THERETO, WHEN IT BECOMES AVAILABLE BECAUSE IT, AND ANY SUCH AMENDMENTS, IF ANY, WILL CONTAIN IMPORTANT INFORMATION ABOUT INCO, PHELPS DODGE AND THE PROPOSED COMBINATION. WE URGE INVESTORS TO CAREFULLY READ THE PROXY STATEMENT, AND ANY AMENDMENTS PHELPS DODGE MAY FILE THERETO, BECAUSE IT AND SUCH AMENDMENTS, IF ANY, WILL CONTAIN IMPORTANT INFORMATION ABOUT INCO, PHELPS DODGE AND INCO’S PROPOSED COMBINATION WITH PHELPS DODGE.

Inco, Phelps Dodge and their executive officers and directors may be deemed to be participants in the solicitation of proxies from Inco and Phelps Dodge security holders in favor of Inco’s proposed combination with Phelps Dodge. Information regarding the security ownership and other interests of Inco’s and Phelps Dodge’s executive officers and directors will be included in the Management Information Circular and Proxy Statement, respectively.
Investors and security holders may obtain copies of the Solicitation/Recommendation Statement and Inco’s and Phelps Dodge’s other public filings made from time to time by Inco and Phelps Dodge with the Canadian Securities Regulators, at www.sedar.com, and with the SEC at the SEC’s web site, www.sec.gov, free of charge. The proxy statement may also be obtained free of charge at www.sec.gov and the Management Information Circular (when it becomes available) may also be obtained free of charge at www.sedar.com. In addition, documents filed with the SEC by Inco may be obtained free of charge by contacting Inco’s media or investor relations departments.

August 7, 2006
IN 06/43
For further information:
Media Relations:

Inco Limited	Steve Mitchell (416) 361-7950

Investor Relations:	Sandra Scott (416) 361-7758
or www.inco.com